                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                             -----------------------
                                   SCHEDULE TO

            TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No. 6)

                                    TRW INC.
                       (Name of Subject Company (Issuer))

                          NORTHROP GRUMMAN CORPORATION
                        (Name of Filing Person (Offeror)

                    COMMON STOCK, PAR VALUE $0.625 PER SHARE
                         (Title of Class of Securities)

                                    87264910
                      (CUSIP Number of Class of Securities)

       CUMULATIVE SERIAL PREFERENCE STOCK II, $4.40 CONVERTIBLE SERIES 1,
                             NO PAR VALUE PER SHARE
                         (Title of Class of Securities)

                                    97264950
                      (CUSIP Number of Class of Securities)

       CUMULATIVE SERIAL PREFERENCE STOCK II, $4.50 CONVERTIBLE SERIES 3,
                             NO PAR VALUE PER SHARE
                         (Title of Class of Securities)

                                    97264960
                      (CUSIP Number of Class of Securities)

                                 JOHN H. MULLAN
                          NORTHROP GRUMMAN CORPORATION
                     CORPORATE VICE PRESIDENT AND SECRETARY
                             1840 CENTURY PARK EAST
                          LOS ANGELES, CALIFORNIA 90067
                                 (310) 553-6262

                 (Name, address, and telephone number of person authorized to receive notices and communications on behalf of filing persons)

                                 WITH A COPY TO:
                                 ANDREW E. BOGEN
                                PETER F. ZIEGLER
                           GIBSON, DUNN & CRUTCHER LLP
                             333 SOUTH GRAND AVENUE
                       LOS ANGELES, CALIFORNIA 90071-3197
                                 (213) 229-7000


                           CALCULATION OF FILING FEE

         Transaction Valuation*                Amount of Filing Fee
      ----------------------------------------------------------------
          $6,579,556,144.76                     $1,315,911.23


* Estimated for purposes of calculating the amount of the filing fee only. This calculation assumes the purchase of all of the issued and outstanding shares of
(a) common stock, par value $0.625 per share (the "Common Shares"), of TRW Inc., an Ohio corporation (the "Company"), (b) Cumulative Serial Preference Stock II, $4.40 Convertible Series 1, no par value per share (the "Series 1 Preference Shares"), and (c) Cumulative Serial Preference Stock II, $4.50 Convertible Series 3, no par value per share (the "Series 3 Preference Shares" and, together with the Common Shares and the Series 1 Preference Shares, the "Capital Shares"), for shares of common stock, par value $1.00 per share (the "Northrop Grumman Common Stock"), of Northrop Grumman Corporation, a Delaware corporation ("Northrop Grumman"). Each Common Share may be exchanged for a share of the Northrop Grumman Common Stock equal to the exchange ratio (as defined below). Each Series 1 Preference Share and each Series 3 Preference Share may be exchanged for a number of shares of Northrop Grumman Common Stock equal to the then-effective conversion rate for the Series 1 Preference Shares and the Series 3 Preference Shares, as the case may be, multiplied by the exchange ratio. As of March 28, 2002, there were 126,762,644 Common Shares, 28,660 Series 1 Preference Shares and 53,324 Series 3 Preference Shares outstanding. The amount of the filing fee, calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, equals 1/50th of one percent of the value of the Common Shares, Series 1 Preference Shares and Series Preference 3 Shares proposed to be acquired.

[X] Check the box if any part of the fee is offset as provided by Rule 0-1l(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.


    Amount Previously Paid:    $1,316,930.82
    Form or Registration No:   Form S-4 (Registration No. 333-83672; $596,849.08
                               paid with initial filing), Amendment No. 2 to
                               Form S-4 (Registration No. 333-83672; $8,939.26
                               paid with filing); Schedule TO ($700,648.56
                               paid with initial filing); and Amendment No. 3 to
                               Schedule TO ($10,493.92 paid with filing).
    Filing Party:              Northrop Grumman Corporation
    Dates Filed:               March 4, 2002, April 4, 2002, March 4, 2002 and
                               April 4, 2002, respectively.


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[_] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes to designate any transactions to which this statement relates:

[X]  third party tender offer subject to Rule 14d-l

[_]  issuer tender offer subject to Rule 13e-4

[_]  going-private transaction subject to Rule 13e-3

[_]  amendment to Schedule 13D under Rule 13d-2

Check the following box if the filing is a final amendment reporting the results of the tender offer. [_]

     Northrop Grumman Corporation, a Delaware corporation, ("Northrop Grumman"), hereby amends and supplements the Tender Offer Statement on Schedule TO, originally filed on March 4, 2002 (the "Schedule TO"), as subsequently amended from time to time, relating to the third party tender offer (the "Offer") by Northrop Grumman to exchange all of the issued and outstanding shares of (a) common stock, par value $0.625 per share (the "Common Shares"), of TRW Inc., an Ohio corporation (the "Company"), (b) Cumulative Serial Preference Stock II, $4.40 Convertible Series I, no par value per share, of the Company (the "Series 1 Preference Shares") and (c) Cumulative Serial Preference Stock II, $4.50 Convertible Series 3, no par value per share, of the Company (the "Series 3 Preference Shares" and, together with the Common Shares and the Series 1 Preference Shares, the "Capital Shares") for shares of common stock, $1.00 par value per share (the "Northrop Grumman Common Stock"), of Northrop Grumman valued at $53.00, upon the terms and subject to the conditions set forth in the Offer to Exchange, dated March 4, 2002 (the "Offer to Exchange"), and in the related Letters of Transmittal (the "Letters of Transmittal" which, together with the Offer to Exchange, as each may be amended or supplemented from time to time, collectively constitute the "Offer").


ITEMS 1 through 11.

         As permitted by General Instruction F to Schedule TO, all information in the Registration Statement on Form S-4 filed with the SEC by Northrop Grumman on March 4, 2002, as amended (File No. 333-83672), and the related Letters of Transmittal, and any prospectus supplement or other supplement thereto related to the Offer hereafter filed with the Securities and Exchange Commission by Northrop Grumman, is hereby incorporated by reference in answer to items 1 through 11 of the Schedule TO.


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ITEM 12. Exhibits

     Item 12 of the Schedule TO is hereby amended and supplemented to include the following exhibit:

(a)(5)(ss) Press Release, dated April 29, 2002 (incorporated by reference to Rule 425 filing filed on April 29, 2002).

(a)(5)(tt) Advertisement, dated April 29, 2002 (incorporated by reference to Rule 425 filing filed on April 29, 2002).

(a)(5)(uu) Advertisement, dated May 1, 2002 (incorporated by reference to Rule 425 filing filed on May 1, 2002).

(a)(5)(vv) Press Release, dated May 1, 2002 (incorporated by reference to Rule 425 filing filed on May 1, 2002).

(a)(5)(ww) Transcript of "Market Week" interview with Kent Kresa on April 29, 2002 (incorporated by reference to Rule 425 filing filed on May 1, 2002).

(a)(5)(xx) Press Release, dated May 1, 2002 (incorporated by reference to Rule 425 filing filed on May 1, 2002).

(a)(5)(yy) Press Release, dated May 1, 2002 (incorporated by reference to Rule 425 filing filed on May 2, 2002).

(a)(5)(zz) Press Release, dated May 3, 2002 (incorporated by reference to Rule 425 filing filed on May 3, 2002).

(a)(5)(aaa) Press Release, dated May 6, 2002 (incorporated by reference to Rule 425 filing filed on May 6, 2002).

(d)(1) Confidentiality Agreement, dated May 5, 2002.

                                    Signature

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                            NORTHROP GRUMMAN CORPORATION


                                            BY: /s/ John H. Mullan
                                                -------------------------------
                                            NAME:   John H. Mullan
                                            TITLE:  Corporate Vice President and
                                                    Secretary



Dated:  May 8, 2002

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                                  EXHIBIT INDEX

Exhibit Number                      Description

(a)(1)(A) Form of Letter of Transmittal for Common Shares (incorporated by reference to exhibit 99.1 to Northrop Grumman's Registration Statement on Form S-4 filed on March 4, 2002).

(a)(1)(B) Form of Letter of Transmittal for Serial Preference Shares (incorporated by reference to exhibit 99.2 to Northrop Grumman's Registration Statement on Form S-4 filed on March 4, 2002).

(a)(1)(C) Form of Notice of Guaranteed Delivery for Common Shares (incorporated by reference to exhibit 99.3 to Northrop Grumman's Registration Statement on Form S-4 filed on March 4, 2002).

(a)(1)(D) Form of Notice of Guaranteed Delivery for Serial Preference Shares (incorporated by reference to exhibit 99.4 to Northrop Grumman's Registration Statement on Form S-4 filed on March 4, 2002).

(a)(1)(E) Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees, Common Shares and Serial Preference Shares (incorporated by reference to exhibit 99.5 to Northrop Grumman's Registration Statement on Form S-4 filed on March 4, 2002).

(a)(1)(F) Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees, Common Shares (incorporated by reference to exhibit 99.6 to Northrop Grumman's Registration Statement on Form S-4 filed on March 4, 2002).

(a)(1)(G) Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees, Serial Preference Shares (incorporated by reference to exhibit 99.7 to Northrop Grumman's Registration Statement on Form S-4 filed on March 4, 2002).

(a)(1)(H) Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (incorporated by reference to exhibit 99.8 to Northrop Grumman's Registration Statement on Form S-4 filed on March 4, 2002).

(a)(2) Not applicable.

(a)(3) Not applicable.

(a)(4)(A) Offer to Exchange relating to Northrop Grumman Common Stock to be issued in the Offer (incorporated by reference from Northrop Grumman's Registration Statement on Form S-4 (File No. 333-83672) filed on March 4, 2002, as amended).

(a)(4)(B) Supplement to the Offer to Exchange, dated April 15, 2002 (incorporated by reference to exhibit 99.28 to Amendment No. 3 to Northrop Grumman's Registration Statement on Form S-4 filed on April 15, 2002).

(a)(5)(A) Form 041 Filing of Information Pertaining to a Control Bid (incorporated by reference to exhibit 99.9 to Northrop Grumman's Registration Statement on Form S-4 filed on March 4, 2002).

(a)(5)(B) Acquiring Person Statement, dated March 4, 2002 (incorporated by reference to exhibit 99.10 to Northrop Grumman's Registration Statement on Form S-4 filed on March 4, 2002).

(a)(5)(C) Press Release, dated February 22, 2002 (incorporated by reference to Rule 425 filing filed February 27, 2002).

(a)(5)(D) Slide Presentation, dated February 27, 2002 (incorporated by reference to Rule 425 filing filed February 27, 2002).

(a)(5)(E) Press Release, dated March 3, 2002 (incorporated by reference to exhibit 99.13 to Northrop Grumman's Registration Statement On Form S-4 filed on March 4, 2002).

(a)(5)(F) Summary Advertisement as published in the Wall Street Journal on March 4, 2002 (incorporated by reference to exhibit 99.14 to Northrop Grumman's Registration Statement on Form S-4 filed on March 4, 2002).

(a)(5)(G) Complaint, dated March 4, 2002 (incorporated by reference to Rule 425 filing filed March 5, 2002).

(a)(5)(H) Slide Presentation, dated March 6, 2002 (incorporated by reference to Rule 425 filing filed March 6, 2002).

(a)(5)(I) Press Release, dated March 11, 2002 (incorporated by reference to Rule 425 filing filed March 11, 2002).

(a)(5)(J) Webcast, dated March 6, 2002 (incorporated by reference to Rule 425 filing filed March 13, 2002).

(a)(5)(K) Press Release, dated March 13, 2002 (incorporated by reference to Rule 425 filing filed March 14, 2002).

(a)(5)(L) Slide Presentation (incorporated by reference to Rule 425 filing filed March 18, 2002).

(a)(5)(M) Form 425 filed March 21, 2002 (incorporated by reference to Rule 425 filing filed March 21, 2002).

(a)(5)(N) Form 425 filed March 21, 2002 (incorporated by reference to Rule 425 filing filed March 21, 2002).

(a)(5)(O) Form 425 filed March 21, 2002 (incorporated by reference to Rule 425 filing filed March 21, 2002).

(a)(5)(P) Letter from John H. Mullan to William B. Lawrence, dated March 26, 2002 (incorporated by reference to exhibit 99.24 to Northrop Grumman's amended and restated Registration Statement on Form S-4 filed on March 28, 2002).

(a)(5)(Q) Press Release, dated March 26, 2002 (incorporated by reference to Rule 425 filing filed March 26, 2002).

(a)(5)(R) Form 425 filed March 28, 2002 (incorporated by reference to Rule 425 filing filed March 28, 2002).

(a)(5)(S) Press Release, dated March 29, 2002 (incorporated by reference to Rule 425 filing filed March 29, 2002).

(a)(5)(T) Slide Presentation (incorporated by reference to Rule 425 filing filed April 10, 2002).

(a)(5)(U) Press Release, dated April 11, 2002 (incorporated by reference to Rule 425 filing filed April 12, 2002).

(a)(5)(v) Press Release, dated April 14, 2002 (incorporated by reference to Rule 425 filing filed on April 15, 2002).

(a)(5)(w) Advertisement, dated April 15, 2002 (incorporated by reference to Rule 425 filing filed on April 15, 2002).

(a)(5)(x) Advertisement, dated April 15, 2002 (incorporated by reference to Rule 425 filing filed on April 15, 2002).

(a)(5)(y) Form 425 filed April 16, 2002 (incorporated by reference to Rule 425 filing filed on April 16, 2002).

(a)(5)(z) Press Release, dated April 15, 2002 (incorporated by reference to Rule 425 filing filed on April 16, 2002).

(a)(5)(aa) Votefornoc.com website information (incorporated by reference to Rule 425 filing filed on April 16, 2002).

(a)(5)(bb) TRW Proxy Proposals Slide Presentation (incorporated by reference to Rule 425 filing filed on April 17, 2002).

(a)(5)(cc) Advertisement, dated April 17, 2002 (incorporated by reference to Rule 425 filing filed on April 17, 2002).

(a)(5)(dd) Press Release, dated April 17, 2002 (incorporated by reference to Rule 425 filing filed on April 17, 2002).

(a)(5)(ee) Press Release, dated April 17, 2002 (incorporated by reference to Rule 425 filing filed on April 18, 2002).

(a)(5)(ff) Advertisement, dated April 18, 2002 (incorporated by reference to Rule 425 filing filed on April 18, 2002).

(a)(5)(gg) Supplement to Offer to Exchange, dated April 15, 2002 (incorporated by reference to Rule 425 filing filed on April 18, 2002).

(a)(5)(hh) Transcript of Northrop Grumman's first quarter earnings release conference call on April 17, 2002 (incorporated by reference to Rule 425 filing filed on April 19, 2002).

(a)(5)(ii) Press Release, dated April 18, 2002 (incorporated by reference to Rule 425 filing filed on April 19, 2002).

(a)(5)(jj) Form 425 filed April 19, 2002 (incorporated by reference to Rule 425 filing filed on April 19, 2002).

(a)(5)(kk) Press Release, dated April 19, 2002 (incorporated by reference to Rule 425 filing filed on April 19, 2002).

(a)(5)(ll) Press Release, dated April 22, 2002 (incorporated by reference to Rule 425 filing filed on April 22, 2002).

(a)(5)(mm) Form 425 filed April 23, 2002 (incorporated by reference to Rule 425 filing filed on April 23, 2002).

(a)(5)(nn) Press Release, dated April 22, 2002 (incorporated by reference to Rule 425 filing filed on April 23, 2002).

(a)(5)(oo) Letter from W. Burks Terry to William B. Lawrence, dated April 21, 2002 (incorporated by reference to Rule 425 filing filed on April 23, 2002).

(a)(5)(pp) Northrop Grumman Remarks for TRW Annual Meeting on April 24, 2002 (incorporated by reference to Rule 425 filing filed on April 24, 2002).

(a)(5)(qq) Transcript of CNNfn interview with Kent Kresa on April 23, 2002 (incorporated by reference to Rule 425 filing filed on April 24, 2002).

(a)(5)(rr) Press Release, dated April 24, 2002 (incorporated by reference to Rule 425 filing filed on April 24, 2002).

(a)(5)(ss) Press Release, dated April 29, 2002 (incorporated by reference to Rule 425 filing filed on April 29, 2002).

(a)(5)(tt) Advertisement, dated April 29, 2002 (incorporated by reference to Rule 425 filing filed on April 29, 2002).

(a)(5)(uu) Advertisement, dated May 1, 2002 (incorporated by reference to Rule 425 filing filed on May 1, 2002).

(a)(5)(vv) Press Release, dated May 1, 2002 (incorporated by reference to Rule 425 filing filed on May 1, 2002).

(a)(5)(ww) Transcript of "Market Week" interview with Kent Kresa on April 29, 2002 (incorporated by reference to Rule 425 filing filed on May 1, 2002).

(a)(5)(xx) Press Release, dated May 1, 2002 (incorporated by reference to Rule 425 filing filed on May 1, 2002).

(a)(5)(yy) Press Release, dated May 1, 2002 (incorporated by reference to Rule 425 filing filed on May 2, 2002).

(a)(5)(zz) Press Release, dated May 3, 2002 (incorporated by reference to Rule 425 filing filed on May 3, 2002).

(a)(5)(aaa) Press Release, dated May 6, 2002 (incorporated by reference to Rule 425 filing filed on May 6, 2002).

(b)       Not applicable.

(d)(1)    Confidentiality Agreement, dated May 5, 2002.

(e)       Not applicable.

(f) Sections 1701.84 and 1701.85 of the Ohio Revised Code (included as Annex B to the Offer to Exchange).

(g)       Not applicable.

(h) Tax Opinion (incorporated by reference to exhibit 8.1 to Northrop Grumman's Registration Statement on Form S-4 filed on March 4, 2002).